UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) March 13, 2012

WATSCO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

1-5581	59-0778222
(Commission File Number)	(IRS Employer Identification No.)

2665 South Bayshore Drive, Suite 901 Miami, Florida 33133

(Address of Principal Executive Offices, Including Zip Code)

(305) 714-4100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

On March 13, 2012, certain directors and executive officers (the “Majority Shareholders”), of Watsco, Inc., a Florida corporation (the “Company”), took an action by written consent (the “Written Consent”). The Majority Shareholders together hold a number of outstanding shares of the Company’s capital stock comprising approximately 58% of the voting power of the Company’s outstanding shares of Common stock, par value $0.50 per share (“Common Stock”), and Class B common stock, par value $0.50 per share (“Class B Common Stock”). Pursuant to the Written Consent, the Majority Shareholders approved the Company’s issuance of between 750,000 and 1,250,000 shares of Common Stock to UTC Canada Corporation, an affiliate of Carrier Corporation, which is one of the Company’s substantial shareholders (the “Share Issuance”). The Share Issuance was approved by the Company’s Board of Directors on March 5, 2012, and the Majority Shareholders approved the Share Issuance solely to satisfy Rule 312.03 of the New York Stock Exchange, on which the Common Stock is listed. Shareholder approval of the Share Issuance was not otherwise required by the Company’s Amended and Restated Articles of Incorporation, the Company’s Bylaws, the laws of the State of Florida, or the rules or regulations promulgated by the U.S. Securities and Exchange Commission.

The Majority Shareholders voted their respective shares of Common Stock and Class B Common Stock together as a single class. An aggregate of 43,698,993 votes were cast “for” the Share Issuance, no votes were cast “against” the Share Issuance, and there were no abstentions or broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WATSCO, INC.

Date: March 16, 2012	By:	/s/ Ana M. Menendez
Ana M. Menendez,
Chief Financial Officer